Republic Airways Holdings Inc. and Subsidiaries File for Chapter 11 Reorganization
All subsidiaries operating normal flight schedules
Associate pay and benefits are unchanged

INDIANAPOLIS – (BUSINESS WIRE) – (Feb 25) – Republic Airways Holdings Inc. (NASDAQ/NM: RJET) announced today that it and certain of its subsidiaries have filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. The petitions were filed in the U.S. Bankruptcy Court for the Southern District of New York.

Republic’s board of directors unanimously determined that a Chapter 11 reorganization is in the best interest of the company and its stakeholders. The process allows Republic and its subsidiaries to continue normal business operations while restructuring the company’s finances and contractual relationships.

“We worked hard to avoid this step,” said Bryan Bedford, Republic’s chairman, president and chief executive officer. “Over the last several months, we’ve attempted to restructure the obligations on our out-of-favor aircraft – made so by a nationwide pilot shortage – and to increase our revenues. It’s become clear that this process has reached an impasse and that any further delay would unnecessarily waste valuable resources of the enterprise. Our filing today is a result of our loss of revenue during the past several quarters associated with grounding aircraft due to a lack of pilot resources, combined with the reality that our negotiating effort with key stakeholders shows no apparent prospect of a near term resolution.”

“The airline, our associates, partners, passengers, creditors, shareholders and its other stakeholders – including the communities served by Republic – will be best served by an orderly, court-supervised restructuring,” Bedford continued. “We filed with a strong core business and the liquidity resources necessary to carry out our restructuring plan. Our restructuring will maintain Republic as the world’s largest operator of EJET aircraft. Along with the 6,000 dedicated professional women and men of Republic, we believe this action will allow us to restore our airline and take it to new heights.”

Republic’s operating subsidiaries are conducting normal flight operations and the company is doing business as usual across its locations. As it navigates the Chapter 11 process, Republic will continue to:

•	Deliver a safe, clean and reliable product for its customers;

•	Provide wages, healthcare and other benefits to its associates without interruption;

•	Fund its 401(k) contributions on schedule;

•	Honor and retain its collective bargaining agreements with its unions, and;

•	Pay suppliers and vendors for the goods and services its receive in the ordinary course of business throughout the restructuring process.

The company has sufficient assets and liquidity to meet its working capital and operating expenses during the restructuring process.

In connection with the filing, the company has named Lars Arnell to the role of senior vice president and chief restructuring officer. In his new position, Arnell will be responsible for all restructuring activities at the airline and its subsidiaries during the pendency of the Chapter 11 proceeding. Arnell’s duties include implementing procedures and processes designed to immediately improve the core business as well as cohesive strategies aimed at ensuring the long-term success of Republic. Arnell was previously Republic’s senior vice president of corporate development. The appointment is effective immediately.

More information about Republic’s restructuring is available online at http://cases.primeclerk.com/RJET.

Zirinsky Law Partners PLLC and Hughes Hubbard & Reed LLP are serving as Republic’s legal advisors in the restructuring. Seabury Group LLC is serving as financial advisor.

About Republic Airways

Republic Airways Holdings Inc., based in Indianapolis, is an airline holding company that owns Republic Airline and Shuttle America Corporation, collectively called “the airlines.” The airlines offer approximately 1,000 flights daily to 105 cities in 38 states, Canada, the Caribbean, and the Bahamas through Republic’s fixed-fee codeshare agreements under our major airline partner brands of American Eagle, Delta Connection and United Express. The airlines currently employ about 6,000 aviation professionals. For more about Republic Airways, please visit our website at www.rjet.com.

Republic Airways Holdings    (317) 471-2470
Corporate Communications:    CorpComm@rjet.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Republic Airways Holdings' business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the summary of risk factors contained in our earnings release.